Exhibit 99.1

SouthWest Water-Operated Water Wells Receive High Scores from Mississippi State Department of Health

LOS ANGELES--(BUSINESS WIRE)--February 9, 2010--SouthWest Water Company (Nasdaq:SWWC) today announced that the Mississippi State Department of Health awarded high scores to three wells the company operates for the Pearl River County Utility Authority (PRCUA). The PRCUA coordinates the delivery of water, wastewater and storm water services for residents of Mississippi’s Pearl River County.

The newly commissioned Poplarville water well scored 4.7 points out of possible 5, and the City of Picayune’s Westchester and Timberlane/Virginia Manor water wells at Dixie Utilities both received a rating of 4. Prior to SouthWest Water taking over operations of these wells in 2008, they had earned low ratings on the State’s inspections.

“SouthWest Water’s hard work has greatly improved our systems,” said PRCUA Operations Manager Cliff Diamond. “Their emergency response time has been excellent, and the Authority is pleased with the professional service and commitment they have shown us.”

Southwest Water staff focused on optimizing major aspects of operations, such as implementing a water main flushing program, increasing water pressure, and improving chlorination, which resulted in many residents commenting on better-tasting water. The staff also organized and improved record-keeping at the water facilities.

“The state department’s rigorous inspection and sanitary evaluation of the wells and their subsequent high scores are a testimony to the turnaround we’ve done on this system in just over a year,” said SouthWest Water’s Project Manager Michael Switzer.

Each water system in Mississippi is subject to an annual evaluation by the state department of health in the following areas:

  Technical - Evaluates the functioning of processes and equipment, system maintenance and emergency backups.
  Managerial – Evaluates record keeping, operational policies and procedures, long range improvement plans and the effectiveness of the cross connection control program.
  Financial – Evaluates the review and adjustment of water rates, annual budget, financial accounting system and State audit reports.

About the Project

The Pearl River County Utility Authority (PRCUA) began a public-private partnership with SouthWest Water in 2008. The Company was awarded a 5-year contract to operate and maintain PRCUA’s three water and four wastewater treatment facilities in Pearl River County, handle customer billing and collections, and provide meter reading and meter replacement services. PRCUA’s customer base includes approximately 20,000 residents and 8,000 service connections, primarily located in the cities of Picayune and Poplarville. On site, SouthWest Water provides certified operators with extensive knowledge in operations, maintenance, and management of treatment facilities as well as distribution and collections systems.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Corporate Communications
213-929-1846
www.swwc.com